PROMISSORY NOTE

$12,500,000.00
Trenton, New Jersey
January 31, 1995
     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL THOROUGHBRED
BREEDERS, INC. ("Borrower"), a Delaware corporation, with an office at Route 70 and Haddonfield Road, Cherry Hill, New Jersey 08802, promises to pay to the order of KENNETH R. FISCHER ("Lender"), residing at 157 Oval Road, Essex Fells, New Jersey 07021, the sum of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000.00) together with interest as hereinafter provided.
     1. Maturity Date. The maturity date of the Promissory Note shall be January 1, 2003 at which time the entire remaining principal together with any accrued interest shall be due and payable.
     2.   Payment of Principal.
               A.  During each of the next five (5) years commencing
January 2, 1996 and on each January 31 thereafter to and including January 2, 2000, the payment of principal due hereunder shall be paid based upon a twenty
(20) year principal amortization payout;
               B. During each of the next three (3) years, commencing January 2, 2001, the payment of principal due hereunder shall be paid based upon a ten (10) year principal amortization payout; and
               C. On December 31, 2003, the entire balance of principal together with any accrued interest shall be immediately due and payable.
     3. Payment of Interest and Interest Rate. The Borrower shall, concurrently with the payments of principal, pay Lender annual interest commencing on the date hereof, computed on the basis of a 360 day year, for the actual number of days elapsed, on the unpaid balance existing at the time of each annual payment, at the rate of eighty percent (80%) of the prime rate appearing and as published in The Wall Street Journal on each and every anniversary of the date hereof, not to exceed six percent (6%) per annum. In the event that the date upon which an installment is due and payable ("Payment Date") should fall on a day other than a Business Day, as hereafter defined, such Payment Date shall be on the next succeeding Business Day. For purposes of this Note, the term "Business Day" shall mean a day of the year on which banks are not required or authorized to close in New Jersey.
     4.   Security for the Note.  To secure the payment hereof of Borrower to Lender, Borrower caused Freehold Racing Association, Inc. ("FRA") (the "Mortgagor") to deliver to Lender a certain mortgage dated the date hereof ( the "Mortgage") which granted to Lender a security interest in and lien on the real property, buildings and improvements described on Exhibit A attached hereto and made a part hereof. All the terms and conditions of the Mortgage are incorporated herein as though fully set forth and Borrower acknowledges the reading and execution of said Mortgage.
     5. Default and Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:
               A.  Failure of Borrower to make payment under this Note or any installment hereof within ten (10) days after written notice of default by Lender;
               B.   Sale by ITB of all or substantially all of the assets
of FRA or ACH or all or substantially all of the stock of FRA or ACH to other than a corporation (including successor corporations to which such assets or stock are sold) owned or controlled by ITB;
               C. If FRA or ACH shall cease to conduct harness racing at Freehold Raceway; and
               D.   An Event of Default under the Mortgage.
          Upon an Event of Default, Lender may, at his option:
               (1) Declare all loans and sums owing Lender from Borrower under this Note to be forthwith due and payable;
               (2)  If this Note is referred to an attorney for
collection, collect reasonable attorney's fees; and
               (3)  Exercise any and all remedies provided for in the
Mortgage.
     6. Setoff by Borrower. Borrower may, at its option, set off any and all amounts owing hereunder against any and all obligations of Lender to indemnify Borrower in accordance with Paragraph 11 of the Stock Purchase Agreement.
     7.   Prepayment.    Borrower shall have the right to make prepayment of
this Note, in whole or in part, without premium or penalty. All such prepayments shall be applied against the payments due in their order of maturity.
     8.   Nonassignability.   This Note shall be binding upon and shall inure
to the benefit of the parties hereto, their respective successors and assigns, provided, however, that Lender shall not have any right to assign any or all of its rights hereunder.
     9.   Miscellaneous.
               9.1 Anything herein contained to the contrary notwithstanding, the undersigned does not agree and shall not be obligated to pay interest hereunder at a rate which is in excess of the maximum rate permitted by law. If by the terms of this Note, the undersigned is at any time required to pay interest at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal balance.
               9.2 This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
               9.3 The captions preceding the text of the sections of this Note are used solely for the convenience of reference and shall not affect the meaning or construction of this Note.
               9.4 This Note shall be governed and construed in accordance with the laws of the State of New Jersey.

ATTEST:/s/ Christopher C. Castens, Esq. INTERNATIONAL THOROUGHBRED
          Secretary                  BREEDERS, INC.

                              By:/s/ Arthur Winkler


                                   Name:     Arthur Winkler

                                   Title: President and Director